N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Revenues of $27.3 Billion Increased 8% Year-Over-Year

•	UnitedHealthcare Served 1.7 Million More People Year-Over-Year

•	OptumInsight's Technology and Services Revenue Backlog Grew 23% to $4.3 Billion

MINNETONKA, Minn. (July 19, 2012) - UnitedHealth Group (NYSE: UNH) today reported second quarter results, highlighted by continued strong and well-diversified revenue growth. Second quarter 2012 net earnings were $1.27 per share, a year-over-year increase of 9 percent.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “We remain focused on balanced growth, ever-improving service and execution, and practical innovation to better engage health care resources to serve more Americans, more affordably.”

The Company increased its outlook for 2012 revenues to $110 billion and net earnings to a range of $4.90 to $5.00 per share.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2012	2011	2012
Revenues	$27.3 billion	$25.2 billion	$27.3 billion
Earnings From Operations	$2.2 billion	$2.1 billion	$2.3 billion
Net Margin	4.9%	5.0%	5.1%

•
UnitedHealth Group's consolidated second quarter 2012 revenues of $27.3 billion increased $2 billion or 8 percent year-over-year, led by increases in government-sponsored benefit program revenues. New business awards to be implemented this year and next in both health care benefits and health care services reflect the value, strength and consistency of the Company's offerings.

•	Second quarter earnings from operations were $2.2 billion and net earnings were $1.3 billion or $1.27 per share, an increase of 9 percent from second quarter 2011.

•	Second quarter 2012 adjusted cash flows from operations of $2.0 billion[1] grew $785 million year-over-year.

•
The consolidated medical care ratio of 81.3 percent in the quarter was stable year-over-year, decreasing 10 basis points. Favorable reserve development of $210 million in second quarter 2012 was comparable to $180 million in second quarter 2011 and included $90 million related to prior year medical costs.

•
The second quarter operating cost ratio of 15 percent increased 20 basis points year-over-year, driven by faster relative growth in revenues from services, products and fee-based benefits, as well as continued investments in the pharmacy management services business as the Company prepares to transition the balance of UnitedHealthcare's commercial pharmacy benefit management to Optum.

___________________________
1Adjusted numbers are non-GAAP financial measures. GAAP cash flows from operations of $2.2 billion for second quarter 2012 do not reflect the $2.5 billion monthly premium payment for April received in March from the Centers for Medicare and Medicaid Services (CMS) and do include a $2.7 billion monthly payment for July that was received in June. Cash flows from operations have been adjusted to report all CMS payments in the quarter to which they relate.

UnitedHealth Group Results - Continued

•	The second quarter income tax rate of 35.5 percent was 50 basis points lower than in first quarter 2012 and second quarter 2011, primarily due to favorable resolution of an outstanding tax matter.

•
Second quarter days sales outstanding in accounts receivable of 9 days improved by one day year-over-year. Second quarter 2012 days claims payable increased one day year-over-year to 48 days at June 30, 2012.

•	UnitedHealth Group's annualized return on equity through the first six months of 2012 was 19 percent, and the June 30, 2012 ratio of debt to total capital was 30 percent.

•
During the second quarter the Board of Directors increased the Company's quarterly dividend 31 percent to a rate of $0.85 per share annually and renewed and expanded the share repurchase program with an authorization to repurchase up to 110 million shares over time, which is just over 10 percent of the outstanding shares. UnitedHealth Group repurchased 33 million shares for $1.8 billion through the first half of 2012 and ended the period with $1 billion in cash available for general use.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and is preparing to serve the nation's active and retired military through a recently awarded TRICARE contract.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2012	2011	2012
Revenues	$25.5 billion	$23.7 billion	$25.5 billion
Earnings From Operations	$1.9 billion	$1.8 billion	$2.1 billion
Operating Margin	7.5%	7.4%	8.1%

•
UnitedHealthcare's second quarter 2012 revenues of $25.5 billion increased $1.9 billion or 8 percent year-over-year. Revenue growth was driven by an increase of 1.7 million consumers served in the past 12 months, including 305,000 new consumers in the second quarter of 2012.

•
In July, the Government Accountability Office affirmed the Department of Defense TRICARE award to UnitedHealthcare. Under a contract for five years of service beginning in mid-2013, UnitedHealthcare Military & Veterans will serve the Department of Defense and nearly 3 million active duty or retired military service personnel and their families. The Company does not anticipate the award will be further contested.

•
Earnings from operations for UnitedHealthcare for the second quarter of 2012 increased $147 million or 8 percent year-over-year to $1.9 billion. The second quarter 2012 operating margin of 7.5 percent was stable year-over-year, increasing 10 basis points. Operating earnings and margins decreased sequentially, as first quarter 2012 benefited from greater medical reserve development and a favorable adjustment to estimated premium rebates payable for 2011.

UnitedHealthcare Business Results - Continued

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual second quarter revenues of $11.6 billion grew $309 million or 3 percent over second quarter 2011 results. Over the past year, fee-based offerings grew to serve 870,000 more consumers while risk-based commercial products decreased by 150,000 people. At June 30, 2012, the business served 26.4 million consumers.

•
UnitedHealthcare's innovative consumer-directed health care products were used by 4.8 million people at June 30, 2012, a 25 percent year-over-year increase. The fully-insured versions of these offerings have been the Company's strongest source of risk-based commercial growth in recent quarters.

•
UnitedHealthcare's commercial medical care ratio of 80.8 percent was stable, increasing 10 basis points year-over-year. Medical cost trend estimates for 2012 remain consistent with the Company's previous outlook. Management continues to anticipate a modest year-over-year rise in this ratio in the second half of 2012.

UnitedHealthcare Medicare & Retirement

•	Second quarter Medicare & Retirement revenues of $10.1 billion grew $1.1 billion or 12 percent year-over-year.

▪	In Medicare Advantage, UnitedHealthcare served 395,000 more people in the past year, an 18 percent increase, due to the combination of acquisitions and strong organic growth.

▪	Steady growth in active Medicare Supplement products continued, with the number of people served increasing by 215,000 or 8 percent in the past year, including 35,000 people in second quarter 2012.

▪
At June 30, 2012, 4.2 million seniors and other beneficiaries participated in the Company's stand-alone Part D prescription drug plans. Participation in this product set decreased 10,000 people in the second quarter and 550,000 people year-over-year, due to pricing benchmarks for the government-subsidized low income Part D market coming in below the Company's bid levels in a number of regions.

UnitedHealthcare Community & State

•
Second quarter Community & State revenues of $3.8 billion increased $471 million or 14 percent year-over-year. During the past 12 months, the Company expanded its Medicaid services to 370,000 more beneficiaries, including 210,000 people in the second quarter. Second quarter growth was led by strong enrollment from Louisiana's recently launched Medicaid program. Recent awards in Hawaii, Washington, Ohio and Kansas are expected to add to growth over the next year.

Optum is a technology-enabled health services business serving the broad health care marketplace, including payers, care providers, employers, government, life sciences companies and consumers. Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2012	2011	2012
Total Revenues	$7.3 billion	$7.0 billion	$7.3 billion
Earnings From Operations	$320 million	$340 million	$252 million
Operating Margin	4.4%	4.8%	3.4%

•
Total Optum revenues for the second quarter of 2012 of $7.3 billion increased $285 million or 4 percent year-over-year. Growth in key markets and product categories over the past year was offset by a reduction in pharmacy services revenues from Part D and the June 2011 disposal of the Company's clinical trials services business.

•
Optum's second quarter earnings from operations of $320 million were consistent with the Company's full year 2012 operating plan. The operating margin of 4.4 percent decreased from 4.8 percent in the second quarter of 2011 and improved one percentage point from the first quarter of 2012. Operating earnings decreased $20 million year-over-year due to planned investments to align and fully develop the health care services business units, including transitioning UnitedHealthcare's commercial pharmacy benefit management operations to Optum, as well as the reduction in Medicare Part D pharmacy business. These items were partially offset by earnings growth in key markets and product categories. The nearly $70 million sequential improvement in operating earnings was driven by growth in key markets and product categories and improving operational efficiency.

Optum Business Results - Continued

OptumHealth

•
OptumHealth second quarter 2012 revenues of $2.0 billion increased $355 million or 21 percent year-over-year, driven by market expansions in integrated care delivery and strong growth in wellness and network-based health programs.

•
OptumHealth second quarter 2012 earnings from operations of $123 million and operating margin of 6.1 percent increased $31 million and 140 basis points sequentially and decreased $12 million and 200 basis points year-over-year. Similar to the first quarter 2012, year-over-year results were impacted by business mix, primarily the higher revenue base and comparatively lower margins in integrated care delivery, and investments to expand and develop the business. Operating earnings are expected to increase on a year-over-year basis in the second half of 2012, driven by efficiency improvements and growth.

•
OptumHealth Financial Services assets under management grew 27 percent year-over-year to $1.7 billion. OptumHealth Financial Services grew the electronic transmission of medical payments over its connectivity network by 19 percent year-over-year in the quarter. Increases in electronic transmissions improve health system accuracy, efficiency and productivity. First half 2012 transmissions translate to a full year run rate in excess of $60 billion of the estimated $150 billion in aggregate health care spending managed by UnitedHealth Group in 2012.

OptumInsight

•
OptumInsight second quarter revenues of $671 million increased 2 percent year-over-year; on an organic basis, revenues grew 16 percent[2]. The OptumInsight contract revenue backlog, as adjusted, increased 23 percent year-over-year to $4.3 billion and has grown year-to-date by $0.3 billion.

•
OptumInsight's second quarter 2012 earnings from operations of $95 million increased 9 percent year-over-year. The full percentage point improvement in second quarter operating margin to 14.2 percent was driven by an improved mix of services.

OptumRx

•	OptumRx second quarter revenues of $4.6 billion decreased 2 percent year-over-year, driven by the reduction in UnitedHealthcare Part D plan participants.

•
OptumRx earnings from operations of $102 million decreased $16 million year-over-year and increased $31 million sequentially as operating margin improved 70 basis points from first quarter 2012 to 2.2 percent. Year-over-year, investments to support national account relationships and the transition of UnitedHealthcare commercial pharmacy benefits and the decreased prescription volume in the Medicare Part D business impacted results.

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2Adjusted numbers are non-GAAP financial measures. The GAAP calculation of 2 percent revenue growth year-over-year in the second quarter includes $80 million in second quarter 2011 revenue from the Company's since-disposed clinical trials services business.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through August 2, 2012, following the live call. The conference call replay can also be accessed by dialing 1-855-859-2056, conference ID # 88025135. This earnings release and the Form 8-K dated July 19, 2012 may also be accessed from the Investors page of the Company's Web site.

Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from federal, state, local and international regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws, including any that could arise out of the potential liquidation of Penn Treaty Network America Insurance Company; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue received from Medicare and Medicaid programs; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with restrictions on patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in UnitedHealth Group's reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended June 30, 2012

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues
Premiums	$24,609	$22,813	$49,240	$45,816
Services	1,800	1,656	3,591	3,254
Products	678	605	1,366	1,254
Investment and other income	178	160	350	342
Total revenues	27,265	25,234	54,547	50,666
Operating Costs
Medical costs	20,013	18,578	39,952	37,303
Operating costs	4,080	3,733	8,176	7,350
Cost of products sold	620	554	1,254	1,153
Depreciation and amortization	326	270	622	540
Total operating costs	25,039	23,135	50,004	46,346
Earnings from Operations	2,226	2,099	4,543	4,320
Interest expense	(153)	(119)	(301)	(237)
Earnings Before Income Taxes	2,073	1,980	4,242	4,083
Provision for income taxes	(736)	(713)	(1,517)	(1,470)
Net Earnings	$1,337	$1,267	$2,725	$2,613
Diluted Net Earnings Per Common Share	$1.27	$1.16	$2.59	$2.38
Diluted weighted-average common shares outstanding	1,049	1,094	1,054	1,096

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30,	December 31,
	2012	2011
Assets
Cash and short-term investments	$14,430	$12,006
Accounts receivable, net	2,648	2,294
Other current assets	5,649	6,050
Total current assets	22,727	20,350
Long-term investments	16,698	16,166
Other long-term assets	34,040	31,373
Total assets	$73,465	$67,889
Liabilities and Shareholders' Equity
Medical costs payable	$10,491	$9,799
Commercial paper and current maturities of long-term debt	1,946	982
Other current liabilities	15,671	13,141
Total current liabilities	28,108	23,922
Long-term debt, less current maturities	10,671	10,656
Future policy benefits	2,441	2,445
Deferred income taxes and other liabilities	2,870	2,574
Shareholders' equity	29,375	28,292
Total liabilities and shareholders' equity	$73,465	$67,889

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2012	2011
Operating Activities
Net earnings	$2,725	$2,613
Noncash items:
Depreciation and amortization	622	540
Deferred income taxes and other	(55)	202
Share-based compensation	242	218
Net changes in operating assets and liabilities	2,237	(1,154)
Cash flows from operating activities	5,771	2,419
Investing Activities
Cash paid for acquisitions, net of cash assumed	(2,404)	(827)
Cash received for divestiture	—	378
Purchases of property, equipment and capitalized software, net	(465)	(516)
Net purchases and maturities of investments	(534)	(593)
Cash flows used for investing activities	(3,403)	(1,558)
Financing Activities
Common stock repurchases	(1,809)	(1,255)
Customer funds administered	1,108	1,228
Dividends paid	(386)	(309)
Net change in commercial paper and long-term debt	995	(54)
Other, net	(127)	181
Cash flows used for financing activities	(219)	(209)
Increase in cash and cash equivalents	2,149	652
Cash and cash equivalents, beginning of period	9,429	9,123
Cash and cash equivalents, end of period	$11,578	$9,775

UNITEDHEALTH GROUP
SEGMENT FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
UnitedHealthcare (a)	$25,516	$23,653	$51,049	$47,527
OptumHealth	2,025	1,670	3,964	3,177
OptumInsight	671	658	1,342	1,329
OptumRx	4,605	4,688	9,326	9,320
Total Optum	7,301	7,016	14,632	13,826
Eliminations	(5,552)	(5,435)	(11,134)	(10,687)
Total consolidated revenues	$27,265	$25,234	$54,547	$50,666
Earnings from Operations
UnitedHealthcare	$1,906	$1,759	$3,971	$3,658
OptumHealth	123	135	215	244
OptumInsight	95	87	184	170
OptumRx	102	118	173	248
Total Optum	320	340	572	662
Total consolidated earnings from operations	$2,226	$2,099	$4,543	$4,320
Operating Margin
UnitedHealthcare	7.5%	7.4%	7.8%	7.7%
OptumHealth	6.1	8.1	5.4	7.7
OptumInsight	14.2	13.2	13.7	12.8
OptumRx	2.2	2.5	1.9	2.7
Total Optum	4.4%	4.8%	3.9%	4.8%
Consolidated operating margin	8.2%	8.3%	8.3%	8.5%

(a)
Revenues for the three and six months ended June 30, 2012 were $11,616 and $23,293 for UnitedHealthcare Employer & Individual; $10,098 and $20,311 for UnitedHealthcare Medicare & Retirement; and $3,802 and $7,445 for UnitedHealthcare Community & State, respectively. Revenues for the three and six months ended June 30, 2011 were $11,307 and $22,449 for UnitedHealthcare Employer & Individual; $9,015 and $18,427 for UnitedHealthcare Medicare & Retirement; and $3,331 and $6,651 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011	December 31, 2010
Commercial risk-based	9,345	9,360	9,550	9,495	9,405
Commercial fee-based	17,075	17,085	16,320	16,205	15,405
Total Commercial	26,420	26,445	25,870	25,700	24,810
Medicare Advantage (a)	2,580	2,495	2,240	2,185	2,070
Medicaid	3,800	3,590	3,525	3,430	3,320
Medicare Supplement	3,075	3,040	2,935	2,860	2,770
Total Public and Senior (b)	9,455	9,125	8,700	8,475	8,160
Total UnitedHealthcare - Medical	35,875	35,570	34,570	34,175	32,970
Supplemental Data
Medicare Part D stand-alone	4,230	4,240	4,855	4,780	4,530

(a)	Total includes 65,000 individuals served in connection with second quarter 2012 acquisitions and 120,000 individuals served in connection with a first quarter 2012 acquisition.

(b)	Excludes pre-standardized Medicare Supplement and other AARP products.

Note:
UnitedHealth Group served 76.6 million individuals across all businesses at June 30, 2012, 75.1 million at March 31, 2012, 78.1 million at December 31, 2011, 77.1 million at June 30, 2011, and 75.4 million at December 31, 2010.